UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. __)

                                 ROO GROUP, INC.
                                 ---------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    776349201
                                    ---------
                                 (CUSIP Number)

                                  June 7, 2006
                                  ------------
             (Date of Event Which Requires Filing of this Statement)

|_| Rule 13d-1(b)
|X| Rule 13d-1(c)
|_| Rule 13d-1(d)

                                  SCHEDULE 13G

-------------------                                            -----------------
CUSIP NO. 776349201                                            PAGE 2 OF 9 PAGES
-------------------                                            -----------------

--------------------------------------------------------------------------------
1.   Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

     Stiassni Capital Partners, LP                              EIN: 55-0900784
--------------------------------------------------------------------------------
2.   Check the Appropriate Box If a Member of a Group (See Instructions)

                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3.   SEC Use Only


--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     California
--------------------------------------------------------------------------------
  NUMBER OF    5.   Sole Voting Power

   SHARES           0
               -----------------------------------------------------------------
BENEFICIALLY   6.   Shared Voting Power

  OWNED BY          670,000
               -----------------------------------------------------------------
    EACH       7.   Sole Dispositive Power

  REPORTING         0
               -----------------------------------------------------------------
   PERSON      8.   Shared Dispositive Power

    WITH:           670,000
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     670,000
--------------------------------------------------------------------------------
10.  Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares

     (See Instructions)                                                   |_|
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     5.1%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)

     PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

-------------------                                            -----------------
CUSIP NO. 776349201                                            PAGE 3 OF 9 PAGES
-------------------                                            -----------------

--------------------------------------------------------------------------------
1.   Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

     Stiassni Capital, LLC                                   EIN: 55-0900777
--------------------------------------------------------------------------------
2.   Check the Appropriate Box If a Member of a Group (See Instructions)

                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3.   SEC Use Only


--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     California
--------------------------------------------------------------------------------
  NUMBER OF    5.   Sole Voting Power

   SHARES           0
               -----------------------------------------------------------------
BENEFICIALLY   6.   Shared Voting Power

   OWNED BY         670,000, all of which are held by Stiassni Capital
                    Partners, LP (the "Fund"). Stiassni Capital, LLC ("LLC") is
    EACH            the general partner of the Fund.
               -----------------------------------------------------------------
  REPORTING    7.   Sole Dispositive Power

   PERSON           0
               -----------------------------------------------------------------
    WITH:      8.   Shared Dispositive Power

                    670,000, all of which are held by the Fund.
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     670,000
--------------------------------------------------------------------------------
10.  Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)

                                                                          |_|
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     5.1%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)

     IA
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

-------------------                                            -----------------
CUSIP NO. 776349201                                            PAGE 4 OF 9 PAGES
-------------------                                            -----------------

--------------------------------------------------------------------------------
1.   Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

     Nicholas C. Stiassni
--------------------------------------------------------------------------------
2.   Check the Appropriate Box If a Member of a Group (See Instructions)

                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3.   SEC Use Only


--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     USA
--------------------------------------------------------------------------------
  NUMBER OF    5.   Sole Voting Power

   SHARES           0
               -----------------------------------------------------------------
BENEFICIALLY   6.   Shared Voting Power

  OWNED BY          670,000, all of which are held by the Fund. Nicholas C.
                    Stiassni is Managing Member of LLC, which is the general
    EACH            partner of the Fund.
               -----------------------------------------------------------------
  REPORTING    7.   Sole Dispositive Power

   PERSON           0
               -----------------------------------------------------------------
    WITH:      8.   Shared Dispositive Power

                    670,000, all of which are held by the Fund. Nicholas C. Stiassni is Managing Member of LLC, which is the general partner of the Fund.
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     670,000
--------------------------------------------------------------------------------
10.  Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares

     (See Instructions)                                               |_|
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     5.1%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)

     IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

-------------------                                            -----------------
CUSIP NO. 776349201                                            PAGE 5 OF 9 PAGES
-------------------                                            -----------------

ITEM 1. ISSUER.

      (a) The name of the issuer is ROO Group, Inc. (the "Issuer").

      (b) The address of the Issuer's principal executive office is 228 East 45th Street, 8th Floor, New York, NY 10017.

ITEM 2. REPORTING PERSON AND SECURITY.

      (a) Stiassni Capital Partners, LP (the "Fund") is a private investment limited partnership organized under California law. The general partner of the Fund is Stiassni Capital, LLC ("LLC"), a California limited liability company. Nicholas C. Stiassni is the Managing Member of LLC. The Fund, LLC and Nicholas
C. Stiassni are referred to herein as the "Reporting Persons."

      (b) The business address of the Fund, LLC and Nicholas C. Stiassni is 3400 Palos Verdes Drive West, Rancho Palos Verdes, California 90275.

      (c) The Fund is a California limited partnership. LLC, its general partner, is a California limited liability company.

      (d) The title of the class of securities to which this statement relates is the common stock of the Issuer, par value $0.0001 per share (the "Common Stock").

      (e) The CUSIP number is 776349201.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

      (a) |_| Broker or dealer registered under Section 15 of the Act (15 U.S.C.
78o).

      (b) |_| Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

      (c) |_| Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

      (d) |_| Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

      (e) |_| An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

      (f) |_| An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

      (g) |_| A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);

      (h) |_| A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

      (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

      (j) |_| Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

      Not Applicable.

                                  SCHEDULE 13G

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CUSIP NO. 776349201                                            PAGE 6 OF 9 PAGES
-------------------                                            -----------------

ITEM 4. OWNERSHIP.

        On June 7, 2006, the Fund purchased 90,000 shares of Common Stock on the open market. On June 8, 2006, the Fund purchased 10,000 shares of Common Stock on the open market.

        As of June 12, 2006, 2006, the Fund owned the following securities of the Issuer: 670,000 shares of Common Stock.

        LLC owned no securities of the Issuer directly.

        Nicholas C. Stiassni owned no securities of the Issuer directly.

        The right to vote and the right to dispose of the shares beneficially owned by the Fund are shared among the Fund and both LLC and Nicholas C. Stiassni.

        Assuming that the Issuer had 13,176,436 shares of Common Stock outstanding as of June 12, 2006, which is the number represented by the Issuer as outstanding as of May 12, 2006, as reported on its Form 10-QSB filed on May 19, 2006, the individual Reporting Persons had beneficial ownership of the following numbers of shares of Common Stock which represented the following percentages of the Common Stock outstanding:

                                      Shares Owned           Percentage
                                      ------------           ----------

            The Fund                     670,000                5.1%

            LLC                          670,000                5.1%

            Nicholas C. Stiassni         670,000                5.1%

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

        If this Schedule is being filed to report the fact that as of the date hereof the Reporting Person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |__|

        Not Applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

        Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

        Not Applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

        Not Applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

        Not Applicable.

ITEM 10. CERTIFICATIONS.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  SCHEDULE 13G

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CUSIP NO. 776349201                                            PAGE 7 OF 9 PAGES
-------------------                                            -----------------

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: June 13, 2006               STIASSNI CAPITAL PARTNERS, LP

                                   By: STIASSNI CAPITAL, LLC,
                                   its general partner

                                   By: /s/ Nicholas C. Stiassni
                                       -----------------------------------------
                                       Nicholas C. Stiassni, Managing Member

Dated: June 13, 2006               STIASSNI CAPITAL, LLC

                                   By: /s/ Nicholas C. Stiassni
                                       -----------------------------------------
                                       Nicholas C. Stiassni, Managing Member

Dated: June 13, 2006

                                   /s/ Nicholas C. Stiassni
                                       -----------------------------------------
                                       Nicholas C. Stiassni

                                  SCHEDULE 13G

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CUSIP NO. 776349201                                            PAGE 8 OF 9 PAGES
-------------------                                            -----------------

                                  EXHIBIT INDEX

Exhibit A       Agreement of Joint Filing

                                  SCHEDULE 13G

-------------------                                            -----------------
CUSIP NO. 776349201                                            PAGE 9 OF 9 PAGES
-------------------                                            -----------------

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

      The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Securities Exchange Act of 1934 a report on Schedule 13G, containing the information required by Schedule 13G, for shares of the common stock of Roo Group, Inc. beneficially owned by Stiassni Capital Partners, LP, Stiassni Capital, LLC and Nicholas C. Stiassni and such other holdings as may be reported therein.

STIASSNI CAPITAL PARTNERS, LP

By: STIASSNI CAPITAL, LLC, its general partner

By: /s/ Nicholas C. Stiassni
    ------------------------------------------------
    Nicholas C. Stiassni, Managing Member

STIASSNI CAPITAL, LLC

By: /s/ Nicholas C. Stiassni
    ------------------------------------------------
    Nicholas C. Stiassni, Managing Member

/s/ Nicholas C. Stiassni
--------------------------------------------
    Nicholas C. Stiassni